Exhibit 23.3



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the inclusion in this registration statement on Form S-4 of our report, which includes an explanatory paragraph which relates to the Company's ability to continue as a going concern, dated March 11, 1996, except for Notes 5 and 13, as to which the date is April 26, 1996, on our audits of the financial statements of EyeSys Technologies, Inc. as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995. We also consent to the reference to our firm under the caption "Experts".


                                            /s/ Coopers & Lybrand L.L.P.

                                            COOPERS & LYBRAND L.L.P.



Houston, Texas
January 3, 1997